                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                      -----------------------------------


                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE

                        SECURITIES EXCHANGE ACT OF 1934


        Date of report (Date of earliest event reported):  July 13, 2000


                           HANOVER COMPRESSOR COMPANY
               (Exact Name of Registrant as Specified in Charter)

         Delaware                     1-13071                 76-0625124
(State or Other Jurisdiction     (Commission File           (IRS Employer
    of Incorporation)                 Number)            Identification No.)

12001 North Houston Rosslyn                                      77086
Houston, Texas  77086                                         (Zip Code)
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  (281) 447-8787

Item 5.    Other Events.

See the following press release announcing the signing of the purchase agreement for the compression service division of Dresser-Rand Company by Hanover Compression, Inc, a wholly-owned subsidiary of Hanover Compressor Company.

HANOVER TO ACQUIRE DRESSER--RAND'S COMPRESSION
SERVICES BUSINESS FOR $190 MILLION

Acquisition Significantly Extends Hanover's Global Position

Hanover Compressor (NYSE: HC - news), a leader in outsourced natural gas compression and related gas handling services, today announced it has executed a definitive agreement to acquire the Dresser Rand compression services division from Ingersoll-Rand Company (NYSE: IR - news) for $190 million.

Under the terms of the definitive agreement, half of the purchase price will be in cash with the balance paid in newly issued restricted Hanover common stock. It is anticipated that the transaction, which is subject to required government approvals, will be completed in the third quarter of this year.

The acquisition will combine Dresser-Rand compressor services division's substantial operations and customer base with Hanover's leading outsourced compression and gas handling operations, significantly extending Hanover's capabilities around the world. Dresser-Rand compression services was organized 25 years ago to provide gas compression rental equipment and related services and has been a leader in introducing outsourced compression and related equipment to international markets. The Dresser-Rand compressor rental fleet to be acquired by Hanover exceeds 240,000 horsepower, averaging over 800 horsepower per unit, over one-quarter of which operates under long-term contracts outside the U.S. Under terms of the agreement, Hanover will also acquire Dresser-Rand's compressor-packaging operations based in Broken Arrow, Oklahoma, a leader in the design and fabrication of gas compressor packages and related equipment. The company's related sales and service network is also a major provider of compression-related parts and service, extending Hanover's presence around the world. Altogether, the Dresser-Rand operations to be acquired by Hanover are expected to generate revenues in excess of $175 million this year.

"Dresser-Rand is one of the founders of our industry and is one of the most recognized and respected players in the energy services business," said Michael
J. McGhan, President and Chief Executive Officer of Hanover. "The D-R organization is first rate and it is with great pride and excitement that we bring this outstanding group into the Hanover family. This acquisition further strengthens Hanover's business position and helps us fill out the total solution package we offer customers: high-quality, full range products and services that are crucial to the production, gathering, processing, storage and distribution of natural gas in a highly reliable, cost effective basis worldwide. All in all, we believe this transaction represents a giant step forward in Hanover's quest to better serve our customers and create significant value for our shareholders.

Hanover Compressor Company is a leader in outsourced full service natural gas compression and a leading provider of service, financing, fabrication and equipment for contract natural gas handling applications. Hanover provides this equipment on a rental, contract compression, maintenance and acquisition leaseback basis to natural gas production, processing and transportation companies that are increasingly seeking outsourcing solutions. Founded in 1990 and a public company since 1997, its customers include premier independent and major producers and distributors throughout the Western Hemisphere.

This news release contains forward-looking statements intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the completion of the transaction and the demand for Hanover's products and services. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary are included in the Company's periodic reports filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year/ended December 31, 1999, and its Form 10-Q for the three months ended March 31, 2000.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   HANOVER COMPRESSOR COMPANY

Date: July 13, 2000                By:    /s/ Michael J. McGhan
                                          ------------------------------------
                                   Name:  Michael J. McGhan
                                   Title: President and Chief Executive Officer